Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Thomas R. Fox

Director, Investor Relations

NAVTEQ Corporation

Tel: 312-894-7500

e-mail: investorrelations@navteq.com

NAVTEQ Reports Record Fourth Quarter and Full Year 2004 Operating Results

Chicago, IL – February 9, 2005 – NAVTEQ Corporation, a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record revenue and operating income for the fourth quarter and fiscal year ended December 31, 2004.

Revenue in the quarter rose 46% over the fourth quarter of 2003 to $119.0 million.  Operating income grew 166% over the prior year to $31.7 million.  Net income was $15.4 million, compared to $178.9 million in the prior year’s fourth quarter.   Diluted earnings per share for the fourth quarter were $0.17, compared to $2.01 in the prior year’s quarter.

For the full year 2004, revenue was $392.9 million, representing growth of 44% over 2003.  Operating income for the full year grew 48% to $94.6 million.  Net income for 2004 was $54.1 million, compared to $235.8 million in 2003.  Diluted earnings per share for the year were $0.59, compared to $2.69 in 2003.

“Our strong results in the fourth quarter bring to a close a very exciting and productive year for NAVTEQ,” said Judson Green, President and Chief Executive Officer.  “I am very pleased with all that we accomplished in 2004.  We have grown our business significantly in all of our key markets, while investing in the coverage, content and technology initiatives that will strengthen our competitive position in the years to come.”

Despite the operating income growth in the fourth quarter and full year results, net income and diluted earnings per share declined when compared to the same periods in 2003 principally due to the effect of the $168.8 million reversal in 2003 of the valuation allowance on deferred tax assets related to net operating loss carryforwards, the recording of a full tax provision throughout 2004, and tax adjustments that resulted in additional income tax expense in the fourth quarter of 2004.  The tax adjustments in the fourth quarter of 2004 resulted in additional income tax expense of $3.8 million or $0.04 per share primarily due to a change in Dutch tax law.  The new law, which was enacted on December 14, 2004, will reduce the statutory corporate tax rate in the Netherlands to 30% from 34.5% over the next three years.  As a result, the deferred income tax asset on NAVTEQ’s balance sheet was revalued, resulting in a decrease in the asset and a charge to income tax expense.  While the Dutch tax law change increased the company’s effective tax rate in the fourth quarter, it will lower the company’s effective tax rate in future years.

Revenue from NAVTEQ’s European operations totaled $78.1 million in the quarter, up 50% from $52.2 million in the fourth quarter of 2003.  For the full year, European revenue was $267.5 million, an increase of 48% over 2003.  North American revenue was $40.9 million in the quarter, a 38% increase over the $29.5 million posted in the fourth quarter of 2003.  For the full year, North American revenue was $125.3 million, representing 37% growth over 2003.

Cash and marketable securities totaled $103.0 million at December 31, 2004.  Cash flow from operating activities for the full year was $106.4 million, compared to $65.9 million in 2003.

Business Outlook

The following forward-looking statement reflects NAVTEQ management’s expectations as of February 9, 2005.  For the fiscal year 2005, NAVTEQ expects revenue in the range of $475 million to $500 million and diluted earnings per share of $0.90 to $0.95, assuming an effective worldwide tax rate of 34-36% and an average U.S. dollar/euro exchange rate of $1.30.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Wednesday, February 9, 2005 at 5:00 PM ET
Where:	http://investor.navteq.com
How:	Log on to the web at the URL above or call to listen in at 800-884-5695 (North America) or 617-786-2960 (international), passcode 38416249
Contact:	investorrelations@navteq.com

The company will provide a telephone replay of the conference call at 888-286-8010 (North America) or 617-801-6888 (international), passcode 95001311.  The telephone replay will be accessible from 7:00 PM ET Wednesday, February 9, 2005 through 11:59 PM ET on Wednesday, February 16, 2005.  An on-demand replay of the conference call will also be available online at investor.navteq.com until February 9, 2006.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory risk factors.  Information concerning risk factors that could affect NAVTEQ’s actual results is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2004 filed by NAVTEQ with the Securities and Exchange Commission.  NAVTEQ disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments, or other events, except as required by law.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,500 employees located in over 100 offices in 20 countries.

NAVTEQ is a trademark in the U.S. and other countries.   © 2005 NAVTEQ. All rights reserved.

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004

Net revenue	$81,734	119,000	272,623	392,858

Operating costs and expenses:
Database creation and distribution costs	42,170	53,190	125,841	186,330
Selling, general, and administrative expenses	27,620	34,102	83,024	111,942

Total operating costs and expenses	69,790	87,292	208,865	298,272

Operating income	11,944	31,708	63,758	94,586

Other income (expense)	(251)	(200)	6,543	(758)

Income before income taxes	11,693	31,508	70,301	93,828

Income tax benefit (expense)	167,179	(16,080)	165,514	(39,762)

Net income	178,872	15,428	235,815	54,066

Earnings per share of common stock –
Basic	$2.13	0.18	2.81	0.62
Diluted	$2.01	0.17	2.69	0.59

Weighted average shares of common stock outstanding –
Basic	84,151	87,693	84,062	86,509
Diluted	89,155	92,729	87,593	92,001

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31, 2003	Dec. 31, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,982	73,751
Cash on deposit with affiliate	65,307	—
Short-term marketable securities	—	2,000
Accounts receivable, net	44,545	56,582
Deferred income taxes	36,614	43,951
Prepaid expenses and other current assets	6,466	8,348

Total current assets	154,914	184,632

Property and equipment, net	11,918	18,220
Capitalized software development costs, net	22,605	26,243
Long-term deferred income taxes, net	135,451	98,814
Long-term marketable securities	—	27,280
Deposits and other assets	277	9,519

Total assets	$325,165	364,708

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,539	13,962
Accrued payroll and related liabilities	20,344	28,054
Other accrued expenses	16,410	20,609
Deferred revenue	24,968	31,165

Total current liabilities	77,261	93,790

Fair value of foreign currency derivative	23,799	21,616
Long-term deferred revenue	3,582	13,342
Other long-term liabilities	2,612	3,142

Total liabilities	107,254	131,890

Stockholders’ equity	217,911	232,818

Total liabilities and stockholders’ equity	$325,165	364,708

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	Dec. 31, 2003	Dec. 31, 2004
		(Unaudited)

Cash flows from operating activities:
Net income	$235,815	54,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,030	15,568
Deferred income taxes	(172,076)	31,841
Stock compensation expense	816	7,016
Noncash other	(4,067)	3,080
Changes in operating assets and liabilities	(6,570)	(5,149)

Net cash provided by operating activities	65,948	106,422

Cash flows from investing activities:
Acquisition of property and equipment	(9,269)	(12,875)
Capitalized software development costs	(9,966)	(12,792)
Net purchases of marketable securities	—	(29,516)
Investment in joint venture	—	(490)
Cash on deposit with affiliate, net	(55,307)	65,199

Net cash provided by (used in) investing activities	(74,542)	9,526

Cash flows from financing activities:
Issuance of common stock and other equity transactions	288	1,393
Dividends paid	—	(47,159)

Net cash provided by (used in) financing activities	288	(45,766)

Effect of exchange rate changes on cash	861	1,587

Net increase (decrease) in cash and cash equivalents	(7,445)	71,769

Cash and cash equivalents at beginning of period	9,427	1,982

Cash and cash equivalents at end of period	$1,982	73,751